Exhibit d(6)(m)

AMENDMENT NO. 8

TO

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT NO. 8 TO INVESTMENT SUB-ADVISORY AGREEMENT (the “Amendment”) is dated as of October 1, 2019, by and among THE VARIABLE ANNUITY LIFE INSURANCE COMPANY (“VALIC”), a Texas Corporation, and SUNAMERICA ASSET MANAGEMENT, LLC (formerly, SunAmerica Asset Management Corp.) (the “Sub-Adviser”).

RECITALS

WHEREAS, VALIC and VALIC Company I (“VC I”) entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

WHEREAS, VC I is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company; and

WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated January 1, 2002 (the “Sub-Advisory Agreement”) with respect to the Covered Funds; and

WHEREAS, VALIC and the Sub-Adviser wish to amend and restate Schedule A to the Sub-Advisory Agreement as attached hereto; and

WHEREAS, the Board of Directors of VC I has approved this Amendment to the Sub-Advisory Agreement and it is not required to be approved by the shareholders of the Covered Funds.

NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

1.	Schedule A Amendment. Schedule A to the Sub-Advisory Agreement is hereby amended and restated as attached hereto.

2.	Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.

Full Force and Effect. Except as expressly supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Sub-Advisory Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous. Capitalized terms used but not defined herein shall have the meanings assigned to them in the Sub-Advisory Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed this Amendment No. 8 as of the date first above written.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY		SUNAMERICA ASSET MANAGEMENT, LLC

By:	/s/ Thomas M. Ward	By:	/s/ John T. Genoy

Name:	Thomas M. Ward	Name:	John T. Genoy

Title:	Vice President	Title:	Senior Vice President, Chief Financial Officer & Chief Operating Officer

SCHEDULE A

COVERED FUND(S)

Effective October 1, 2019

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:

Covered Fund	Fee
Dividend Value Fund	0.300% on the first $250 million 0.275% on the next $250 million 0.250% over $500 million

Dynamic Allocation Fund	0.07% on the first $500 million 0.04% on the next $500 million 0.02%% on assets over $1.0 billion

Government Securities Fund	0.25% on the first $200 million 0.20% on the nest $300 million 0.15% over $500 million

Growth & Income Fund	0.25% on the first $500 million 0.225% over $500 million

Large Capital Growth Fund	0.425% on the first $250 million 0.375% on the next $250 million 0.325% over $500 million

Government Money Market I Fund	0.12%